As filed with the Securities and Exchange Commission on March 15, 2004.
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

KRAFT FOODS INC.
(Exact name of registrant as specified in its charter)
Virginia (State or other jurisdiction of incorporation or organization)	52-2284372 (I.R.S. Employer Identification No.)
Three Lakes Drive
Northfield, Illinois 60093
(847) 646-2000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Marc S. Firestone, Esq.
Kraft Foods Inc.
Three Lakes Drive
Northfield, Illinois 60093
(847) 646-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Susan S. Failla, Esq. Jerry E. Whitson, Esq. Hunton & Williams LLP 200 Park Avenue, 43rd Floor New York, New York 10166 (212) 309-1000	Edward P. Tolley, III, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 (212) 455-2000

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement, as determined by the Registrant.
         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☑
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to	Offering Price Per	Aggregate Offering	Amount of
Securities to be Registered	be Registered(1)	Unit(2)	Price(2)	Registration Fee

Debt Securities and Warrants to Purchase Debt Securities	$4,000,000,000	100%	$4,000,000,000	$506,800

(1)	Or, if any class of securities registered hereby is issued (i) with an initial offering price denominated in one or more foreign currencies or currency units, such amount as shall result in aggregate gross proceeds not in excess of the equivalent of U.S.$4,000,000,000, based on exchange rates on the applicable offering date, to the Registrant at the time of initial offering, or (ii) at an original issue discount, such greater amount as shall result in aggregate gross proceeds not in excess of U.S.$4,000,000,000 to the Registrant.
(2)	Estimated pursuant to Rule 457(a) of the Securities Act solely for the purpose of calculating the registration fee.

         The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
         Pursuant to Rule 429 under the Securities Act of 1933, as amended, the prospectus contained in this registration statement is a combined prospectus which also covers an aggregate of $250,000,000 unissued principal amount of debt securities and warrants to purchase debt securities registered under Registration Statement No. 333-86478, as previously filed by the Registrant on Form S-3, effective April 25, 2002. This registration statement is a new registration statement and also constitutes Post-Effective Amendment No. 1 to Registration Statement No. 333-86478, and such Post-Effective Amendment shall hereafter become effective concurrently with the effectiveness of this registration statement and in accordance with Section 8(c) of the Securities Act of 1933, as amended.

SUBJECT TO COMPLETION, DATED MARCH 15, 2004

PROSPECTUS

Kraft Foods Inc.

Debt Securities and Warrants to Purchase Debt Securities

          We may offer to sell up to U.S.$4,250,000,000 of our debt securities or warrants to purchase the debt securities in one or more offerings. In this prospectus, we describe generally the terms of these securities. We will describe the specific terms of the debt securities and debt warrants that we offer in a supplement to this prospectus at the time of each offering. If any offering involves underwriters, dealers or agents, we will describe our arrangements with them in the prospectus supplement that relates to that offering. You should read this prospectus and the applicable supplement carefully before you invest.

      The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

      This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

The date of this prospectus is                     , 2004

      You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

i

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under this shelf registration process, we may sell any combination of the debt securities and/or warrants to purchase any debt securities described in this prospectus in one or more offerings up to a total amount of U.S.$4,250,000,000, or the equivalent in foreign or composite currencies. This prospectus provides you with a general description of the debt securities and debt warrants we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus.

      To understand the terms of our securities, you should carefully read this document with the attached prospectus supplement. Together they give the specific terms of the securities we are offering. You should also read the documents we have referred you to in “Where You Can Find More Information” below for information on our company and our financial statements.

      Kraft Foods Inc. is a holding company incorporated in Virginia on December 7, 2000. Its two principal subsidiaries are Kraft Foods North America, Inc. and Kraft Foods International, Inc. In this prospectus, we use the terms “Kraft,” “we,” “our” and “us” when we do not need to distinguish among these entities or when any distinction is clear from the context. Otherwise, we use the terms “Kraft Foods Inc.,” “Kraft Foods North America” and “Kraft Foods International.” The term “Altria Group” refers to our principal shareholder, Altria Group, Inc.

      Kraft Foods Inc. is a legal entity separate and distinct from Kraft Foods North America, Kraft Foods International and its other direct and indirect subsidiaries. Accordingly, the right of Kraft Foods Inc. and the right of its creditors, to participate in any distribution of the assets or earnings of any subsidiary is subject to the prior claims of creditors of that subsidiary, except to the extent Kraft Foods Inc. is itself a creditor of that subsidiary. Because we are a holding company, our principal source of funds is dividends from our subsidiaries. Our principal wholly owned subsidiaries currently are not limited by long-term debt or other agreements in their ability to pay cash dividends or make other distributions with respect to their common stock.

RISK FACTORS

      For each series of debt securities, we will include risk factors, if appropriate, in the prospectus supplement relating to that series.

WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, registration statements on Form S-3 (Registration Nos. 333-            and 333-86478) under the Securities Act of 1933, as amended, with respect to the securities that we are offering by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. Some items are omitted in accordance with the rules and regulations of the SEC. For further information about us and the securities we offer in this prospectus, we refer you to the registration statement and the exhibits to the registration statement.

      We are required to file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file, including the registration statement of which this prospectus is a part, at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, from which you can electronically access our SEC filings.

      The SEC allows us to “incorporate by reference” the information in documents that we file with them. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information in documents that we file after the date of this prospectus and before the termination of the offering contemplated by this prospectus will automatically update and supersede information in this prospectus.

      We incorporate by reference our annual report on Form 10-K for the year ended December 31, 2003. We also incorporate by reference any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until all of the securities are sold.

      We will provide without charge, upon written or oral request, to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the documents described above which have been or may be incorporated by reference in this prospectus but not delivered with this prospectus. Such request should be directed to:

Kraft Foods Inc.
Three Lakes Drive
Northfield, IL 60093
Attention: Office of the Corporate Secretary
Telephone: (847) 646-2000

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

      Some of the information included in this prospectus, the applicable prospectus supplement and the documents we have incorporated by reference contain forward-looking statements. You can identify these forward-looking statements by use of words such as “strategy,” “expects,” “plans,” “anticipates,” “believes,” “will,” “continues,” “estimates,” “intends,” “projects,” “goals,” “targets” and other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts. These statements are based on our assumptions and estimates and are subject to risks and uncertainties. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we are identifying important factors that could cause actual results and outcomes to differ materially from those contained in any forward-looking statement made by us or on our behalf; any such statement is qualified by reference to the following cautionary statements.

      Each of our segments is subject to intense competition, changes in consumer preferences and demand for our products, the effects of changing prices for our raw materials and local economic and market conditions. Our results are dependent upon our continued ability to:

•	promote brand equity successfully;

•	anticipate and respond to new consumer trends;

•	develop new products and markets;

•	broaden brand portfolios;

•	compete effectively with lower priced products in a consolidating environment at the retail and manufacturing levels; and

•	improve productivity.

      Our results are also dependent on our ability to consummate and successfully integrate acquisitions and to realize the cost savings and improved asset utilization contemplated by our restructuring program. In addition, we are subject to the effects of foreign economies, currency movements, fluctuations in levels of customer inventories and credit and other business risks related to our customers operating in a challenging economic and competitive environment. Our results are affected by our access to credit markets, borrowing costs and credit ratings, which may in turn be influenced by the credit ratings of Altria Group. Our benefit expense is subject to the investment performance of pension plan assets, interest rates and cost increases for medical benefits offered to employees and retirees. The food industry continues to be subject to recalls if products become adulterated or misbranded, liability if product consumption causes injury, ingredient disclosure and labeling laws and regulations and the possibility that consumers could lose confidence in the safety and quality of certain food products. The food industry is also subject to consumer concerns regarding genetically modified organisms and the health implications of obesity and trans-fatty acids. Developments in any of these areas could cause our results to differ materially from results that have been or may be projected by us or on our behalf.

      We caution you that the foregoing list of important factors is not exclusive, and other factors may be discussed in more detail under “Risk Factors” in the applicable prospectus supplement or in our SEC filings incorporated by reference. Any forward-looking statements are made as of the date of the document in which they appear. We do not undertake to update any forward-looking statement that may be made from time to time by us or on our behalf.

THE COMPANY

      We are the largest branded food and beverage company headquartered in the United States and the second largest in the world, in each case based on 2003 revenue. Before the initial public offering of our common stock in June 2001, we were a wholly owned subsidiary of Altria Group. Immediately after the initial public offering, Altria Group owned approximately 83.9% of the outstanding shares of our capital stock through its ownership of 49.5% of our Class A common stock and 100% of our Class B common stock. Class A common stock has one vote per share, while Class B common stock has ten votes per share. At December 31, 2003, Altria Group held 97.9% of the combined voting power of our outstanding capital stock and owned approximately 84.6% of the outstanding shares of our capital stock.

      We have a superior brand portfolio created and supported through dynamic product innovation, worldclass marketing, experienced management, global scale and strategic acquisitions. According to A.C. Nielsen, our brands are enjoyed in over 99% of the households in the United States.

      Our collection of brands represents one of the strongest portfolios in the food and beverage industry. Our brands enjoy consumer loyalty and trust and offer our retailer customers a strong combination of growth and profitability. Our portfolio of brands includes Kraft, Nabisco, Oscar Mayer, Post, Maxwell House and Philadelphia.

      Our brands span five consumer sectors, as follows:

•	Snacks — primarily cookies, crackers, salted snacks and confectionery;

•	Beverages — primarily coffee, aseptic juice drinks and powdered beverages;

•	Cheese — primarily natural, process and cream cheeses;

•	Grocery — primarily ready-to-eat cereals, enhancers and desserts; and

•	Convenient Meals — primarily frozen pizza, packaged dinners, lunch combinations and processed meats.

      We conduct our global business through our subsidiaries: Kraft Foods North America and Kraft Foods International. We have operations in 68 countries and sell our products in more than 150 countries. Kraft Foods North America operates in the United States, Canada, Mexico and Puerto Rico and manages its operations principally by product category, while Kraft Foods International manages its operations by geographic region. During 2003, 2002 and 2001, Kraft Foods North America’s segments were Cheese, Meals and Enhancers; Biscuits, Snacks and Confectionery; Beverages, Desserts and Cereals; and Oscar Mayer and Pizza. Kraft Foods North America’s food service business within the United States and its businesses in Canada, Mexico and Puerto Rico were reported through the Cheese, Meals and Enhancers segment. Kraft Foods International’s segments were Europe, Middle East and Africa; and Latin America and Asia Pacific.

      During January 2004, we announced a new global organizational structure, which will result in new segments for financial reporting purposes. Beginning in 2004, our new segments will be U.S. Beverages & Grocery; U.S. Snacks; U.S. Cheese, Canada & North America Foodservice; U.S. Convenient Meals; Europe, Middle East & Africa; and Latin America & Asia Pacific. The new segment structure in North America reflects a shift of certain divisions and brands between segments to align businesses with consumer targets. Results for the Mexico and Puerto Rico businesses will be reported in the Latin America & Asia Pacific segment.

RATIO OF EARNINGS TO FIXED CHARGES

      The following table sets forth our historical ratios of earnings available for fixed charges to fixed charges for the periods indicated:

	Years Ended December 31,

	2003	2002	2001	2000	1999

Ratios of earnings available for fixed charges to fixed charges	7.4	6.2	3.2	5.8	5.6

      Earnings available for fixed charges represent earnings before income taxes, minority interest and cumulative effect of accounting change(s) and fixed charges excluding capitalized interest, net of amortization, reduced by undistributed earnings of our less than 50% owned affiliates. Fixed charges represent interest expense, amortization of debt discount and expenses, capitalized interest, plus that portion of rental expense deemed to be the equivalent of interest.

USE OF PROCEEDS

      Unless we otherwise state in the applicable prospectus supplement, we will use the net proceeds from the sale of the offered securities for general corporate purposes, including the refinancing of maturing indebtedness.

DESCRIPTION OF DEBT SECURITIES

      The debt securities covered by this prospectus will be our direct unsecured obligations. The debt securities will be issued in one or more series under an indenture dated as of October 17, 2001 between us and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as trustee.

      This prospectus briefly describes the material indenture provisions. Those descriptions are qualified in all respects by reference to the actual text of the indenture. For your reference, in the summary that follows, we have included references to section numbers of the indenture so that you can more easily locate these provisions.

      The material financial, legal and other terms particular to debt securities of each series will be described in the prospectus supplement relating to the debt securities of that series. The prospectus supplement relating to the debt securities of the series will be attached to the front of this prospectus. The following briefly summarizes the material provisions of the indenture and the debt securities, other than pricing and related terms disclosed in the accompanying prospectus supplement. The prospectus supplement will also state whether any of the terms summarized below do not apply to the series of debt securities being offered. You should read the more detailed provisions of the indenture, including the defined terms, for provisions that may be important to you. You should also read the particular terms of a series of debt securities, which will be described in more detail in the applicable prospectus supplement.

      Prospective purchasers of debt securities should be aware that special United States federal income tax, accounting and other considerations not addressed in this prospectus may be applicable to instruments such as the debt securities. The prospectus supplement relating to an issue of debt securities will describe these considerations, if they apply.

      Capitalized terms used below are defined under “Defined Terms.”

General

      The debt securities will rank equally with all of our other unsecured and unsubordinated debt. The indenture does not limit the amount of debt we may issue under the indenture and provides that additional debt securities may be issued up to the aggregate principal amount authorized by a board resolution. We may issue the debt securities from time to time in one or more series with the same or various maturities, at par, at a discount or at a premium. The prospectus supplement relating to any debt securities being offered will include specific terms relating to the offering, including the particular amount, price and other terms of those debt securities. These terms will include some or all of the following:

•	the title of the debt securities;

•	any limit upon the aggregate principal amount of the debt securities;

•	the date or dates on which the principal of the debt securities will be payable or their manner of determination;

•	if the securities will bear interest:

■	the interest rate or rates;

■	the date or dates from which any interest will accrue;

■	the interest payment dates for the debt securities; and

■	the regular record date for any interest payable on any interest payment date;

or, in each case, their method of determination;

•	the place or places where the principal of, and any premium and interest on, the debt securities will be payable;

•	currency or units of two or more currencies in which the debt securities will be denominated and payable, if other than U.S. dollars, and the holders’ rights, if any, to elect payment in a foreign currency or a foreign currency unit other than that in which the debt securities are payable;

•	whether the amounts of payments of principal of, and any premium and interest on, the debt securities are to be determined with reference to an index, formula or other method, and if so, the manner in which such amounts will be determined;

•	whether the debt securities will be issued in whole or in part in the form of global securities and, if so, the depositary and the global exchange agent for the global securities, whether permanent or temporary;

•	whether the debt securities will be issued as registered securities, bearer securities or both, and any restrictions on the exchange of one form of debt securities for another and on the offer, sale and delivery of the debt securities in either form;

•	if the debt securities are issuable in definitive form upon the satisfaction of certain conditions, the form and terms of such conditions;

•	if denominations other than $1,000 or any integral multiple of $1,000, the denominations in which the debt securities will be issued;

•	the period or periods within which, the price or prices at which and the terms on which any of the debt securities may be redeemed, in whole or in part at our option, and any remarketing arrangements;

•	the terms on which we would be required to redeem, repay or purchase debt securities required by any sinking fund, mandatory redemption or similar provision; and the period or periods within which, the price or prices at which and the terms and conditions on which the debt securities will be so redeemed, repaid and purchased in whole or in part;

•	the portion of the principal amount of the debt securities that is payable on the declaration of acceleration of the maturity, if other than their principal amount; these debt securities could include original issue discount, or OID, debt securities or indexed debt securities, which are each described below;

•	any special tax implications of the debt securities, including whether and under what circumstances, if any, we will pay additional amounts under any debt securities held by a person who is not a United States person for tax payments, assessments or other governmental charges and whether we have the option to redeem the debt securities which are affected by the additional amounts instead of paying the additional amounts;

•	any addition to or modification or deletion of any provisions for the satisfaction and discharge of our obligations under the indenture and specific series of debt securities;

•	whether and to what extent the debt securities are subject to defeasance on terms different from those described under the heading “Defeasance”;

•	any trustees, paying agents, transfer agents, registrars, depositaries or similar agents with respect to the debt securities;

•	if the debt securities bear no interest, any dates on which lists of holders of these debt securities must be provided to the trustee;

•	any addition to, or modification or deletion of, any event of default or any covenant specified in the indenture; and

•	any other specific terms of the debt securities.

(Section 301)

      We may issue debt securities as original issue discount, or OID, debt securities. OID debt securities bear no interest or bear interest at below-market rates and are sold at a discount below their stated principal amount. If we issue OID debt securities, the prospectus supplement will contain the issue price of the securities and the rate at which and the date from which discount will accrete.

      We may also issue indexed debt securities. Payments of principal of, and any premium and interest on, indexed debt securities are determined with reference to the rate of exchange between the currency or currency unit in which the debt security is denominated and any other currency or currency unit specified by us, to the relationship between two or more currencies or currency units, to the price of one or more specified securities or commodities, to one or more securities or commodities exchange indices or other indices or by other similar methods or formulas, all as specified in the prospectus supplement.

      We may issue debt securities other than the debt securities described in this prospectus. There is no requirement that any other debt securities that we issue be issued under the indenture. Thus, any other debt securities that we issue may be issued under other indentures or documentation containing provisions different from those included in the indenture or applicable to one or more issues of the debt securities described in this prospectus. (Section 301)

Consolidation, Merger or Sale

      We have agreed not to consolidate with or merge into any other corporation or convey or transfer or lease substantially all of our properties and assets to any person, unless:

•	we are a continuing corporation or any successor purchaser is an entity organized under the laws of the United States or any state of the United States;

•	the successor corporation expressly assumes by a supplemental indenture the due and punctual payment of the principal of, and any premium and interest on, all the debt securities and the performance of every covenant in the indenture that we would otherwise have to perform as if it were an original party to the indenture;

•	immediately after the effective date of the transaction, no event of default has occurred and is continuing under the indenture; and

•	we deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that the consolidation, merger, conveyance or transfer and the supplemental indenture comply with these provisions.

      The successor corporation will assume all our obligations under the indenture as if it were an original party to the indenture. After assuming such obligations, the successor corporation will have all our rights and powers under the indenture.

(Section 801)

Waivers Under the Indenture

      Under the indenture, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series, may on behalf of all holders of that series:

•	waive our compliance with certain covenants of the indenture; and

        (Section 1009)

•	waive any past default under the indenture, except:

■	a default in the payment of the principal of, or any premium or interest on, any debt securities of the series; and

■	a default under any provision of the indenture which itself cannot be modified without the consent of the holders of each affected debt security of the series.

        (Section 513)

Events of Default

      When we use the term “Event of Default” in the indenture with respect to a particular series of debt securities, we mean any of the following:

•	we fail to pay interest on any debt security of that series for 30 days after payment was due;

•	we fail to make payment of the principal of, or any premium on, any debt security of that series when due;

•	we fail to make any sinking fund payment when due with respect to debt securities of that series;

•	we fail to perform any other covenant or warranty in the indenture and this failure continues for 90 days after we receive written notice of it from the trustee or holders of 25% in principal amount of the outstanding debt securities of that series;

•	we or a court take certain actions relating to bankruptcy, insolvency or reorganization of our company; or

•	any other event of default that may be specified for the debt securities of the series or in the board resolution with respect to the debt securities of that series.

(Section 501)

      The supplemental indenture or the form of security for a particular series of debt securities may include additional Events of Default or changes to the Events of Default described above. The Events of Default applicable to a particular series of debt securities will be discussed in the prospectus supplement relating to such series.

      A default with respect to a single series of debt securities under the indenture will not necessarily constitute a default with respect to any other series of debt securities issued under the indenture. A default under our other indebtedness will not be a default under the indenture. The trustee may withhold notice to the holders of debt securities of any default, except for defaults that involve our failure to pay principal or interest, if it determines in good faith that the withholding of notice is in the interest of the holders. (Section 602)

      If an Event of Default for any series of debt securities occurs and continues (other than an Event of Default involving our bankruptcy, insolvency or reorganization), either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the affected series may require us upon notice in writing to us, to immediately repay the entire principal (or, in the case of (a) OID debt securities, a lesser amount as provided in those OID debt securities or (b) indexed debt securities, an amount determined by the terms of those indexed debt securities), of all the debt securities of such series together with accrued interest on the debt securities.

      If an Event of Default occurs which involves our bankruptcy, insolvency or reorganization, then all unpaid principal amounts (or, if the debt securities are (a) OID debt securities, then the portion of the principal amount that is specified in those OID debt securities or (b) indexed debt securities, then the portion of the principal amount that is determined by the terms of those indexed debt securities) and accrued interest on all debt securities of each series will immediately become due and payable, without any action by the trustee or any holder of debt securities. (Section 502)

      Subject to certain conditions, the holders of a majority in principal amount of the outstanding debt securities of a series may rescind a declaration of acceleration if all Events of Default, besides the failure to pay principal or interest due solely because of the declaration of acceleration, have been cured or waived. (Section 502)

      Other than its duties in case of a default, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. The holders of a majority in principal amount outstanding of any series of debt securities may, subject to certain limitations, direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities.

      The indenture requires us to file each year with the trustee, an officer’s certificate that states that:

•	the signing officer has supervised a review of the activities and performance under the indenture; and

•	to the best of his or her knowledge, based on the review, we comply with all conditions and covenants of the indenture.

(Section 1005)

      A judgment for money damages by courts in the United States, including a money judgment based on an obligation expressed in a foreign currency, will ordinarily be rendered only in U.S. dollars. New York statutory law provides that a court shall render a judgment or decree in the foreign currency of the underlying obligation and that the judgment or decree shall be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment or decree. If a court requires a conversion to be made on a date other than a judgment date, the indenture requires us to pay additional amounts necessary to ensure that the amount paid in U.S. dollars to a holder is equal to the amount due in such foreign currency. (Section 516)

Payment and Transfer

      We will pay the principal of, and any premium and interest on, fully registered securities at the place or places that we will designate for such purposes. We will make payment to the persons in whose names the debt securities are registered on the close of business on the day or days that we will specify in accordance with the indenture. We will pay the principal of, and any premium on, registered debt securities only against surrender of those debt securities. Any other payments, including payment on any securities issued in bearer form, will be made as set forth in the applicable prospectus supplement. Holders may transfer or exchange fully registered securities at the corporate trust office of the trustee or at any other office or agency, maintained for such purposes, without the payment of any service charge except for any tax or governmental charge. (Section 305)

Restrictive Covenants

      The indenture includes the following restrictive covenants:

Limitations on Liens

      The indenture limits the amount of liens that we or our Subsidiaries may incur or otherwise create in order to secure indebtedness for borrowed money, upon any Principal Facility or any shares of capital stock that any of our Subsidiaries owning any Principal Facility has issued to us or any of our Subsidiaries. If we or any of our Subsidiaries incur such liens, then we will secure the debt securities to the same extent and in the same proportion as the debt that is secured by such liens. This covenant does not apply, however, to any of the following:

•	in the case of a Principal Facility, liens incurred in connection with the issuance by a state or its political subdivision of any securities the interest on which is exempt from United States federal income taxes by virtue of Section 103 of the Internal Revenue Code or any other laws and regulations in effect at the time of such issuance;

•	liens existing on the date of the indenture;

•	liens on property or shares of stock existing at the time we or any of our Subsidiaries acquire such property or shares of stock, including through a merger, share exchange or consolidation, or securing the payment of all or part of the purchase price, construction or improvement of such property incurred prior to, during, or within 180 days after the later of the acquisition, completion of construction or improvement or commencement of full operation of such property or within 180 days after the acquisition of such shares for the purpose of financing all or a portion of such purchase of the property or construction or improvement on it; or

•	liens for the sole purpose of extending, renewing or replacing all or a part of the indebtedness secured by any lien referred to in the previous bullet points or in this bullet point if the extension, removal and replacement is limited to all or a part of the property secured by the original lien.

      Notwithstanding the foregoing, we and/or any of our Subsidiaries may incur liens that would otherwise be subject to the restriction described above, without securing debt securities issued under the indenture equally and ratably, if the aggregate value of all outstanding indebtedness secured by the liens and the value of Sale and Leaseback Transactions does not at the time exceed the greater of:

•	10% of our Consolidated Net Tangible Assets; or

•	10% of our Consolidated Capitalization.

At December 31, 2003, our Consolidated Net Tangible Assets were $14.5 billion and our Consolidated Capitalization was $45.6 billion.

(Section 1007)

Sale and Leaseback Transactions

      A Sale and Leaseback Transaction of any Principal Facility is prohibited, unless within 180 days of the effective date of the arrangement, an amount equal to the greater of the proceeds of the sale or the fair value of the property (“value”) is applied to the retirement of long-term non-subordinated indebtedness for money borrowed with more than one year stated maturity, including our debt securities, except that such sales and leasebacks are permitted to the extent that the “value” thereof plus the other secured debt referred to in the previous paragraph does not exceed the amount stated in the previous paragraph. (Section 1008)

      There are no other restrictive covenants in the indenture. The indenture does not require us to maintain any financial ratios, minimum levels of net worth or liquidity or restrict the payment of dividends, the making of other distributions on our capital stock or the redemption or purchase of our capital stock. Moreover, the indenture does not contain any provision requiring us to repurchase or redeem any debt securities or debt warrants or modify the terms thereof or afford the holders thereof any other protection in the event of our change of control, any highly leveraged transaction or any other event involving us that may materially adversely affect our creditworthiness or the value of the debt securities or debt warrants.

Defined Terms

      We define Subsidiaries as any corporation of which at least a majority of all outstanding stock having ordinary voting power in the election of directors of such corporation is at the time, directly or indirectly, owned by us or by one or more Subsidiaries or by us and one or more Subsidiaries. (Section 101)

      We define Principal Facility as all real property owned and operated by us or any Subsidiary located within the United States and constituting part of any manufacturing plant or distribution facility, including all attached plumbing, electrical, ventilating, heating, cooling, lighting and other utility systems, ducts and pipes but excluding trade fixtures (unless their removal would cause substantial damage to the manufacturing plant or distribution facility), business machinery, equipment, motorized vehicles, tools, supplies and materials, security systems, cameras, inventory and other personal property and materials. However, no manufacturing plant or distribution facility will be a Principal Facility unless its net book value exceeds 0.25% of Consolidated Capitalization. (Section 1007)

      We define a Sale and Leaseback Transaction as the sale or transfer of a Principal Facility with the intention of taking back a lease of the property, except a lease for a temporary period of less than 3 years, including renewals, with the intent that the use by us or any Subsidiary will be discontinued on or before the expiration of such period. (Section 1008)

      We define Consolidated Net Tangible Assets as the excess of all assets over current liabilities appearing on our most recent quarterly or annual consolidated balance sheet, less goodwill and other intangible assets and the minority interests of others in Subsidiaries. (Section 101)

      We define Consolidated Capitalization as the total of all of the assets appearing on our most recent quarterly or annual consolidated balance sheet, less:

•	current liabilities, including liabilities for indebtedness maturing more than 12 months from the date of the original creation thereof, but maturing within 12 months from the date of our most recent quarterly or annual consolidated balance sheet; and

•	deferred income tax liabilities reflected in such consolidated balance sheet.

(Section 101)

Global Securities

      We may issue the securities in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement.

      We may issue the global securities in either registered or bearer form and in either temporary or permanent form. We will describe the specific terms of the depositary arrangement with respect to a series of securities in the applicable prospectus supplement. We anticipate that the following provisions will apply to all depositary arrangements.

      Once a global security is issued, the depositary will credit on its book-entry system the respective principal amounts of the individual securities represented by that global security to the accounts of institutions that have accounts with the depositary. These institutions are known as participants.

      The underwriters for the securities will designate the accounts to be credited. However, if we have offered or sold the securities either directly or through agents, we or the agents will designate the appropriate accounts to be credited.

      Ownership of beneficial interests in a global security will be limited to participants or persons that may hold beneficial interests through participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary’s participants or persons that may hold through participants. The laws of some states require that certain purchasers of securities take physical delivery of securities. Those laws may limit the market for beneficial interests in a global security.

      So long as the depositary for a global security, or its nominee, is the registered owner of a global security, the depositary or nominee will be considered the sole owner or holder of the securities represented by the global security for all purposes under the indenture. Except as provided in the applicable prospectus supplement, owners of beneficial interests in a global security:

•	will not be entitled to have securities represented by global securities registered in their names;

•	will not receive or be entitled to receive physical delivery of securities in definitive form; and

•	will not be considered owners or holders of these securities under the indenture.

      Payments of principal of, and any premium and interest on, the individual securities registered in the name of the depositary or its nominee will be made to the depositary or its nominee as the registered owner of that global security.

      Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests of a global security, or for maintaining, supervising or reviewing any records relating to beneficial ownership interests and each of us and the trustee may act or refrain from acting without liability on any information provided by the depositary.

      We expect that the depositary, after receiving any payment of principal of, and any premium and interest on, a global security, will immediately credit the accounts of the participants with payments in amounts proportionate to their respective holdings in principal amount of beneficial interest in a global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a global security will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants.

      Debt securities represented by a global security will be exchangeable for debt securities in definitive form of like tenor in authorized denominations only if:

•	the depositary notifies us that it is unwilling or unable to continue as the depositary and a successor depositary is not appointed by us within 90 days;

•	we deliver to the trustee for securities of such series in registered form a company order stating that the securities of such series shall be exchangeable; or

•	an Event of Default has occurred and is continuing with respect to securities of such series.

      Unless and until a global security is exchanged in whole or in part for debt securities in definitive certificated form, it may not be transferred or exchanged except as a whole by the depositary.

      You may transfer or exchange certificated securities at any office that we maintain for this purpose in accordance with the terms of the indenture. We will not charge a service fee for any transfer or exchange of certificated securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge that we are required to pay in connection with a transfer or exchange.

(Section 305)

Registration of Transfer

      You may effect the transfer of certificated securities and the right to receive the principal of, and any premium and interest on, certificated securities only by surrendering the certificate representing those certificated securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

      We are not required to:

•	issue, register, transfer or exchange securities of any series during a period beginning at the opening of business 15 days before the day we transmit a notice of redemption of the securities of the series selected for redemption and ending at the close of business on the day of the transmission;

•	register, transfer or exchange any security so selected for redemption in whole or in part, except the unredeemed portion of any security being redeemed in part; or

•	exchange any bearer securities selected for redemption except if a bearer security is exchanged for a registered security of the same tenor that is simultaneously surrendered for redemption.

(Section 305)

Exchange

      At your option, you may exchange your registered debt securities of any series, except a global security, for an equal principal amount of other registered debt securities of the same series having authorized denominations upon surrender to our designated agent.

      We may at any time exchange debt securities issued as one or more global securities for an equal principal amount of debt securities of the same series in definitive registered form. In this case, we will deliver to the holders new debt securities in definitive registered form in the same aggregate principal amount as the global securities being exchanged.

      The depositary of the global securities may also decide at any time to surrender one or more global securities in exchange for debt securities of the same series in definitive registered form, in which case we will deliver the new debt securities in definitive form to the persons specified by the depositary, in an aggregate principal amount equal to, and in exchange for, each person’s beneficial interest in the global securities.

      Notwithstanding the above, we will not be required to exchange any debt securities if, as a result of the exchange, we would suffer adverse consequences under any United States law or regulation.

(Section 305)

Defeasance

      Unless otherwise specified in the prospectus supplement, we can terminate all of our obligations under the indenture with respect to the debt securities, other than the obligation to pay the principal of, and any premium and interest on, the debt securities and certain other obligations, at any time by:

•	depositing money or United States government obligations with the trustee in an amount sufficient to pay the principal of, and any premium and interest on, the debt securities to their maturity; and

•	complying with certain other conditions, including delivery to the trustee of an opinion of counsel to the effect that holders of debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of our defeasance.

      In addition, unless otherwise specified in the prospectus supplement, we can terminate all of our obligations under the indenture with respect to the debt securities, with minor exceptions, including the obligation to pay the principal of, and any premium and interest on, the debt securities, at any time by:

•	depositing money or United States government obligations with the trustee in an amount sufficient to pay the principal of, and the interest and any premium on, the debt securities to their maturity; and

•	complying with certain other conditions, including delivery to the trustee of an opinion of counsel stating that there has been a ruling by the Internal Revenue Service, or a change in the United States federal tax law since the date of the indenture, to the effect that holders of debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of our defeasance.

(Sections 402-404)

Payments of Unclaimed Moneys

      Moneys deposited with the trustee or any paying agent for the payment of principal of, or any premium and interest on, any debt securities that remain unclaimed for two years will be repaid to us at our request, unless the law requires otherwise. If this happens and you want to claim these moneys, you must look to us and not to the trustee or paying agent. (Section 409)

Supplemental Indentures Not Requiring Consent of Holders

      Without the consent of any holders of debt securities, we and the trustee may supplement the indenture, among other things, to:

•	pledge property to the trustee as security for the debt securities;

•	reflect that another entity has succeeded us and assumed the covenants and obligations of us under the debt securities and the indenture;

•	cure any ambiguity or inconsistency in the indenture or in the debt securities or make any other provisions necessary or desirable, as long as the interests of the holders of the debt securities are not adversely affected in any material respect;

•	issue and establish the form and terms of any series of debt securities as provided in the indenture;

•	add to our covenants further covenants for the benefit of the holders of debt securities, and if the covenants are for the benefit of less than all series of debt securities, stating which series are entitled to benefit;

•	add any additional event of default and if the new event of default applies to fewer than all series of debt securities, stating to which series it applies;

•	change the trustee or provide for an additional trustee;

•	provide additional provisions for bearer debt securities so long as the action does not adversely affect the interests of holders of any debt securities in any material respect; or

•	modify the indenture in order to continue its qualification under the Trustee Indenture Act of 1939 or as may be necessary or desirable in accordance with amendments to that Act.

(Section 901)

Supplemental Indentures Requiring Consent of Holders

      With the consent of the holders of a majority in principal amount of each series of the debt securities that would be affected by a modification of the indenture, the indenture permits us and the trustee to supplement the indenture or modify in any way the terms of the indenture or the rights of the holders of the debt securities of such series. However, without the consent of each holder of all of the debt securities affected by that modification, we and the trustee may not:

•	modify the maturity date of, or reduce the principal of, or premium on, or change the stated final maturity of, any debt security;

•	reduce the rate of or change the time for payment of interest on any debt security or, in the case of OID debt securities, reduce the rate of accretion of the OID;

•	change any of our obligations to pay additional amounts under the indenture;

•	reduce or alter the method of computation of any amount payable upon redemption, repayment or purchase of any debt security by us, or the time when the redemption, repayment or purchase may be made;

•	make the principal or interest on any debt security payable in a currency other than that stated in the debt security or change the place of payment;

•	reduce the amount of principal due on an OID debt security upon acceleration of maturity or provable in bankruptcy or reduce the amount payable under the terms of an indexed debt security upon acceleration of maturity or provable in bankruptcy;

•	impair any right of repayment or purchase at the option of any holder of debt securities;

•	reduce the right of any holder of debt securities to receive or sue for payment of the principal or interest on a debt security that would be due and payable at the maturity thereof or upon redemption; or

•	reduce the percentage in principal amount of the outstanding debt securities of any series required to supplement the indenture or to waive any of its provisions.

(Section 902)

      A supplemental indenture that modifies or eliminates a provision intended to benefit the holders of one series of debt securities will not affect the rights under the indenture of holders of other series of debt securities.

Redemption

      The specific terms of any redemption of a series of debt securities will be contained in the prospectus supplement for that series. Generally, we must send notice of redemption to the holders at least 30 days but not more than 60 days prior to the redemption date. The notice will specify:

•	the principal amount being redeemed;

•	the redemption date;

•	the redemption price;

•	the place or places of payment;

•	the CUSIP number of the debt securities being redeemed;

•	whether the redemption is pursuant to a sinking fund;

•	that on the redemption date, interest, or, in the case of OID debt securities, original issue discount, will cease to accrue; and

•	if bearer debt securities are being redeemed, that those bearer debt securities must be accompanied by all coupons maturing after the redemption date or the amount of the missing coupons will be deducted from the redemption price, or indemnity must be furnished, and whether those bearer debt securities may be exchanged for registered debt securities not being redeemed.

(Section 1104)

      On or before any redemption date, we will deposit an amount of money with the trustee or with a paying agent sufficient to pay the redemption price. (Section 1105)

      If less than all the debt securities are being redeemed, the trustee shall select the debt securities to be redeemed using a method it considers fair. (Section 1103) After the redemption date, holders of debt securities which were redeemed will have no rights with respect to the debt securities except the right to receive the redemption price and any unpaid interest to the redemption date. (Section 1106)

Concerning the Trustee

      JPMorgan Chase Bank is the trustee under the indenture. JPMorgan Chase Bank makes loans to, acts as trustee and performs certain other services for us and certain of our subsidiaries and affiliates, including our principal shareholder, Altria Group, in the normal course of its business. Among other services, JPMorgan Chase Bank or its affiliates provide us and our affiliates with investment banking and cash management services, foreign exchange and investment custody account services, and participate in our credit facilities and those of our affiliates.

Governing Law

      The laws of the State of New York govern the indenture and will govern the debt securities.

(Section 112)

DESCRIPTION OF DEBT WARRANTS

      We may issue debt warrants in registered certificated form for the purchase of debt securities. We may issue debt warrants separately or together with any debt securities offered by any prospectus supplement. If issued together with any debt securities, debt warrants may be attached to or separate from such debt securities. Debt warrants will be issued under debt warrant agreements to be entered into between us and a bank or trust company, as debt warrant agent, all as set forth in the prospectus supplement relating to the particular issue of debt warrants. The debt warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The forms of debt warrant agreement and debt warrant certificate are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. The following summaries of certain provisions from the forms of debt warrant agreement and debt warrant certificate are qualified in all respects by reference to the applicable forms of debt warrant agreement and debt warrant certificate, and you should read the applicable forms of debt warrant agreement and debt warrant certificate for additional information before you buy any debt warrants.

General

      The prospectus supplement will describe the terms of the debt warrants offered thereby, the debt warrant agreements relating to such debt warrants and the debt warrant certificates representing such debt warrants, including the following:

•	the offering price;

•	the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants;

•	if applicable, the designation and terms of the debt securities with which the debt warrants are issued and the number of debt warrants issued with each such debt security;

•	if applicable, the date on and after which the debt warrants and the related debt securities will be separately transferable;

•	the principal amount of debt securities purchasable upon exercise of one debt warrant and the price at which such principal amount of debt securities may be purchased upon such exercise, and any provisions for changes to or adjustments in the exercise price;

•	the date on which the right to exercise the debt warrants will commence and the date on which such right will expire;

•	the maximum or minimum number of warrants which may be exercised at any time;

•	United States federal income tax consequences;

•	the identity of the debt warrant agent; and

•	any other terms of the debt warrants.

      Debt warrant certificates may be exercised, and those that have been issued separately or, if issued together with debt securities, once detachable, may be exchanged for new debt warrant certificates of different denominations and may be presented for registration of transfer at the corporate trust office of the debt warrant agent or any other office indicated in the applicable prospectus supplement. A debt warrant certificate that is not immediately detachable from a debt security may be exchanged or transferred only with the debt securities to which it was initially attached, and only in connection with the exchange or transfer of such debt securities. (Sections 4.01 and 5.05) Debt warrants for the purchase of debt securities will be in registered form only. (Section 1.02)

Exercise of Debt Warrants

      Each debt warrant will entitle its holder to purchase for cash such principal amount of debt securities at such exercise price as will in each case be set forth in, or calculable from, the applicable prospectus supplement relating to the debt warrants. (Section 2.01) Each holder of a debt warrant may exercise it at any time up to 5:00 p.m., New York City time, on the debt warrant expiration date set forth in the prospectus supplement. After such time, or such later date to which such debt warrant expiration date may be extended by us, unexercised debt warrants will be void. (Section 2.02)

      A holder of a debt warrant may exercise it by following the general procedures outlined below:

•	delivering to the debt warrant agent the payment required by the applicable prospectus supplement to purchase the underlying debt security;

•	properly completing and signing the reverse side of the debt warrant certificate; and

•	delivering the debt warrant certificate to the debt warrant agent.

      If you comply with the procedures described above, your debt warrant will be considered to have been exercised when the debt warrant agent receives payment of the exercise price. After you have completed those procedures, we will, as soon as practicable, issue and deliver to you the debt security that you purchased upon exercise. If you exercise fewer than all of the debt warrants represented by a debt warrant certificate, the debt warrant agent will issue to you a new debt warrant certificate for the unexercised amount of debt warrants. Holders of debt warrants will be required to pay any tax or governmental charge that may be imposed in connection with transferring the underlying securities in connection with the exercise of the debt warrants. (Section 2.03)

Modifications

      We, along with the debt warrant agent, may amend the debt warrant agreement and the terms of the debt warrants, without the consent of the holders, for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained in the debt warrant agreement, or in any other manner which we and the debt warrant agent may deem necessary or desirable and which will not adversely affect the interests of the holders. With the consent of holders holding not fewer than a majority in number of the then outstanding unexercised warrants that would be affected by a modification of the debt warrant agreement or debt warrant certificates, we, along with the debt warrant agent, may amend the debt warrant agreement and the terms of the debt warrants in any way, other than to increase the exercise price, shorten the time period during which warrants may be exercised, reduce the percentage of the number of outstanding warrants required to consent to a modification, or materially and adversely affect the exercise rights of the holders. (Section 6.01)

Enforceability of Rights by Holders; Governing Law

      The debt warrant agent will act solely as our agent in connection with the debt warrant certificates and will not assume any obligations or relationship of agency or trust for or with any holders of debt warrant certificates. (Section 5.02) Holders may, without the consent of the debt warrant agent or the trustee for the applicable series of debt securities, enforce by appropriate legal action, on their own behalf, their right to exercise their debt warrants in the manner provided in their debt warrant certificates and the debt warrant agreement. (Section 3.03) Prior to the exercise of their debt warrants, holders of debt warrants will not have any of the rights of holders of the debt securities purchasable upon such exercise, including the right to receive payments of principal of, and any premium or interest on, the debt securities purchasable upon such exercise or to enforce covenants in the indenture. (Section 3.01)

      Except as may otherwise be provided in the applicable prospectus supplement, each issue of debt warrants and the applicable debt warrant agreement will be governed by and construed in accordance with the laws of the State of New York. (Section 3.01)

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

      In the opinion of Sutherland Asbill & Brennan LLP, the following summary describes generally the material United States federal income and estate tax considerations with respect to your acquisition, ownership and disposition of debt securities if you are a beneficial owner of such debt securities. Unless otherwise indicated, this summary addresses only securities purchased at original issue and held by beneficial owners as capital assets and does not address all of the United States federal income and estate tax considerations that may be relevant to you in light of your particular circumstances or if you are subject to special treatment under United States federal income tax laws (for example, if you are an insurance company, tax-exempt organization, financial institution, broker or dealer in securities, person that holds debt securities as part of an integrated investment (including a “straddle”), “controlled foreign corporation,” “passive foreign investment company,” “foreign personal holding company,” or company that accumulates earnings to avoid United States federal income tax). If a partnership holds debt securities, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. This summary does not address special tax considerations that may be relevant to you if you are a partner of a partnership holding our debt securities. This summary does not discuss any aspect of state, local or non-United States taxation.

      This summary is based on current provisions of the Internal Revenue Code (the “Code”), Treasury regulations, judicial opinions, published positions of the United States Internal Revenue Service (“IRS”) and all other applicable authorities, all of which are subject to change, possibly with retroactive effect. This summary is not intended as tax advice.

      We will summarize any special United States federal income tax considerations relevant to a particular issue of debt securities in the applicable prospectus supplement. The United States federal income tax considerations relevant to any warrants to purchase debt securities that we issue will be summarized in the applicable prospectus supplement.

      We urge prospective holders of debt securities to consult their tax advisors regarding the United States federal, state, local and non-United States income and other tax considerations of acquiring, holding and disposing of debt securities.

United States Holders

      This discussion applies to you if you are a “United States Holder.” For this purpose, a “United States Holder” is a beneficial owner of a debt security that is:

•	a citizen or resident of the United States;

•	a corporation or partnership created or organized in, or under the laws of, the United States or any political subdivision of the United States;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source;

•	a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust; or

•	a trust that existed on August 20, 1996, and elected to continue its treatment as a domestic trust.

      “United States” means the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction (including the Commonwealth of Puerto Rico).

Payments of Interest

      Except as set forth below, payments of stated interest on a debt security generally will be taxable to you as ordinary interest income at the time the interest accrues or is received, in accordance with your method of accounting for tax purposes. Special rules governing the treatment of debt securities issued with original issue discount, or “OID,” are described below.

OID Debt Securities

      Special tax accounting rules apply to debt securities issued with OID. A debt security with an “issue price” which is less than its “stated redemption price at maturity” will be issued with OID for United States federal income tax purposes. Generally, however, under the “de minimis exception,” if the difference between a debt security’s stated redemption price at maturity and its issue price is less than 0.25% of the stated redemption price at maturity multiplied by the number of complete years from the issue date to maturity, the debt security will not be considered to have OID.

      “Issue price” is the first price at which a substantial amount of the particular issue of debt securities is sold to the public. “Stated redemption price at maturity” is the sum of all payments on the debt security other than payments of “qualified stated interest.” “Qualified stated interest” generally includes interest that is unconditionally payable at least annually over the entire term of the debt security:

•	at a fixed rate; or

•	unless the applicable prospectus supplement states otherwise, at a variable rate.

If a series of debt securities will be issued with interest that is not qualified stated interest, we will so state in the applicable prospectus supplement and we will address any relevant United States federal income tax considerations not addressed in this summary.

      If you own a debt security with OID, you generally will be required to include OID in gross income for United States federal income tax purposes as it accrues, in accordance with a constant yield method based on a compounding of interest, in advance of your receipt of the cash payments attributable to such income. However, you will not be required to include such cash payments separately in income when received, even if denominated as interest, to the extent they do not constitute qualified stated interest. If you are on the cash method of accounting for tax purposes, this will result in the acceleration of your recognition of ordinary income in respect of the debt securities. Under the constant yield method, increasing amounts of OID are included in income in successive periods.

      If you purchase a debt security with OID for an amount that is greater than the debt security’s “adjusted issue price” (defined as the issue price of the debt security increased by the aggregate amount of OID includible, if any, in the gross income of all previous owners of the debt security and decreased by the aggregate amount of payments made on the debt security, if any, other than payments of qualified stated interest) but equal to or less than the sum of all amounts payable on the debt security after the purchase date (other than payments of qualified stated interest), you will be considered to have purchased such debt security at an “acquisition premium.” The portion of acquisition premium with respect to a debt security that is properly allocable to any taxable year will reduce the amount of OID you must include in your gross income with respect to such debt security for the taxable year.

      If you own a debt security that qualifies for the de minimis exception described above, you will be required to include the de minimis OID in income at the time payments, other than payments of qualified stated interest, on the debt securities are made in proportion to the amount paid. Any amount of de minimis OID that you include in income will be treated as capital gain.

      You may elect to accrue all “interest” on a debt security as OID (i.e., using the constant yield method). If you elect this method, the debt security’s issue price will be deemed to be your tax basis in the debt security at the time you acquire it, and all payments on the debt security will be included in its stated redemption price at maturity. This election is available whether or not the debt security has OID, and it applies to any stated interest, OID (including discount that is de minimis) and market discount (as discussed below) on a debt security. You may make this election on an obligation-by-obligation basis but, if you make it on an obligation you purchased at a premium (defined below), it will require you to amortize premium with respect to all of your debt instruments with premium. You must make the election for the taxable year in which you acquired the debt security, and you may not revoke the election without the consent of the IRS.

Market Discount

      If you purchase a debt security other than an OID debt security (including a purchase in connection with its original issuance) for an amount that is less than its stated redemption price at maturity, or, in the case of an OID debt security, its “revised issue price” (defined as the sum of the issue price of the debt security and the aggregate amount, if any, of the OID included, without regard to the rules for acquisition premium discussed below, in the gross income of all previous owners of the debt security), the amount of the difference will be treated as “market discount” for United States federal income tax purposes, unless such difference is less than a specified de minimis amount. Under the market discount rules, you will be required to treat any payment other than qualified stated interest on, or any gain from the sale, exchange, retirement or other disposition of, your debt security as ordinary income to the extent of the market discount which you have not previously included in income and are treated as having accrued on your debt security at the time of such payment or disposition. In addition, you may be required to defer, until the maturity of the debt security or its earlier disposition in a taxable transaction, the deduction of all or a portion of any interest expense on indebtedness incurred or continued to purchase or carry such debt security.

      Market discount will be considered to accrue ratably during the period from the date you acquire the debt security to the maturity date of the debt security, unless you elect to accrue on a constant yield method. If you elect to include market discount in income currently as it accrues (on either a ratable or constant yield method), the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, will apply to all market discount obligations acquired by you on or after the first day of the first taxable year to which the election applies, and you may not revoke this election without the consent of the IRS.

Premium

      If you acquire a debt security for an amount that is greater than the sum of all amounts payable on the debt security after the date of your acquisition (other than payments of qualified stated interest), you will be considered to have purchased such debt security at a premium. You may elect to amortize this premium using a constant yield method, generally over the remaining term of the debt security if the debt security is not subject to optional redemption prior to maturity. Such premium shall be deemed to be an offset to interest otherwise includible in income in respect of such debt security for each accrual period. If the premium allocable to an accrual period exceeds the qualified stated interest allocable to the accrual period, you must treat the excess as a bond premium deduction for the accrual period. However, the amount treated as a bond premium deduction for an accrual period is limited to the amount by which your total interest income on the debt security in prior accrual periods exceeds the total amount you treated as a bond premium deduction on the debt security in prior accrual periods. If the premium allocable to an accrual period exceeds the sum of:

•	such amount treated as a bond premium deduction for the accrual period, and

•	the qualified stated interest allocable to the accrual period,

the excess is carried forward to the next accrual period and is treated as a bond premium deduction allocable to that period. In the case of instruments that provide for optional redemption prior to maturity, premium is calculated by assuming that (a) you will exercise or not exercise options in a manner that maximizes your yield, and (b) we will exercise or not exercise options in a manner that minimizes your yield (except that we will be assumed to exercise call options in a manner that maximizes your yield). You will be required to amortize such premium to the assumed exercise date or the maturity date of the debt security, as the case may be. If a debt security is in fact redeemed prior to maturity, any unamortized premium may be deducted in the year of redemption. If a debt security is not redeemed on the assumed exercise date, it generally is deemed to be retired and reissued on that date, requiring recomputation of the yield and amortization of any premium over the remaining life of the debt security.

      The election to amortize premium using a constant yield method, once made, will apply to certain other debt instruments that you previously acquired at a premium or that you acquire at a premium on or after the first day of the first taxable year to which the election applies, and you may not revoke this election without the consent of the IRS. If you do not make such an election, bond premium will be taken into account in computing the gain or the loss recognized on your disposition of a debt security because it is part of your tax basis for such debt security.

Sale, Exchange or Retirement of Debt Securities

      Upon the sale, exchange or retirement of a debt security, you will recognize taxable gain or loss equal to the difference between the amount you realize on the sale, exchange or retirement of the debt security (other than amounts, if any, attributable to accrued but unpaid qualified stated interest not previously included in your income, which will be taxable as interest income) and your adjusted tax basis in the debt security. Your adjusted tax basis in a debt security will equal the cost of the debt security to you, increased by the amounts of any OID and market discount included in your taxable income with respect to such debt security and reduced by any amortized bond premium and amounts of other payments that do not constitute qualified stated interest.

      Gain or loss realized upon the sale or exchange of a debt security generally will be capital gain or loss (except to the extent the gain represents market discount or, as described below, with respect to foreign currency debt securities) and will be long-term capital gain or loss if, at the time of the sale, exchange or retirement, you have held the debt security for more than one year. The maximum tax rate on ordinary income for taxpayers that are individuals, estates or trusts currently is higher than the maximum tax rate on long-term capital gains of such persons. The distinction between capital gain or loss and ordinary income or loss also is relevant for purposes of the limitation on the deductibility of capital losses.

Foreign Currency Debt Securities

      We may issue debt securities that are denominated in a currency or currency unit other than the U.S. dollar (a “foreign currency debt security”). A United States Holder of a foreign currency debt security is subject to special United States federal income tax rules discussed generally below.

Interest and OID

      If you use the cash method of accounting for United States federal income tax purposes, the amount of income you recognize will be the U.S. dollar value of the interest payment we make to you based on the spot rate for that foreign currency at the time you receive the payment. With respect to accruals of OID, a cash method taxpayer translates OID into U.S. dollars under the rules for accrual holders described below.

      If you use the accrual method of accounting for United States federal income tax purposes, the amount of income you recognize will be determined using the average exchange rate during the relevant accrual period. When an accrual period includes but does not end on the last day of your taxable year, the relevant exchange rate with respect to each partial accrual period will be the average exchange rate for such partial accrual period. Alternatively, you may elect to use the spot rate on the last day of the relevant accrual period, or the payment date, if such date is within five business days of the last day of the accrual period, instead of the average exchange rate during the accrual period. If you make this election, it will apply to all debt instruments you hold on or after the beginning of the year in which the election is made and it cannot be revoked without the consent of the IRS.

      An accrual method holder of a debt security will recognize exchange gain or loss with respect to any differences in the exchange rate between the rate at which interest on a debt security is included in income and the spot rate on the payment date for interest or OID (or the disposition date in the case of amounts attributable to accrued but unpaid interest or OID). Any exchange gain or loss recognized will be ordinary income or loss.

Market Discount and Premium

      The amount of market discount on a foreign currency debt security that you will be required to include in income will generally be determined by translating the market discount determined in the foreign currency into U.S. dollars at the spot rate on the date the foreign currency debt security is retired or otherwise disposed of. If you elect to accrue market discount currently, then the amount accrued will be determined in the foreign currency and then translated into U.S. dollars on the basis of the average exchange rate in effect during the accrual period. You will be required to recognize exchange gain or loss with respect to market discount which is accrued currently using the approach applicable to the accrual of interest income as discussed above.

      Bond premium on a foreign currency debt security will be computed in the applicable foreign currency. You may elect to apply amortizable premium on a foreign currency debt security to reduce the amount of foreign currency interest income on such foreign currency debt security. If you make such an election, you will be required to recognize exchange gain or loss attributable to movements in exchange rates between the time the premium is paid to acquire the foreign currency debt security and the time it is amortized. If you do not make such an election, you must translate the bond premium computed in the foreign currency into U.S. dollars at the spot rate on the maturity date and such bond premium will constitute a capital loss which may be offset or eliminated by exchange gain.

Sale, Exchange or Retirement of Foreign Currency Debt Securities

      When you sell, exchange or otherwise dispose of a foreign currency debt security, or we retire a foreign currency debt security, you will recognize gain or loss attributable to the difference between the amount you realize on such disposition or retirement and your tax basis in the debt security. In addition, you will recognize foreign currency gain or loss attributable to the movement in exchange rates between the time you purchased such debt security and the time of its disposition. Such foreign currency gain or loss will be treated as ordinary income or loss and is limited to the amount of overall gain or loss realized on the disposition of your foreign currency debt security.

      The amount realized by you upon the sale, exchange or retirement of a foreign currency debt security will be the U.S. dollar value of the foreign currency received (with the exception of amounts attributable to accrued but unpaid qualified stated interest not previously included in your income, which will be taxable as interest income), determined on the date of the sale, exchange or retirement, or on the settlement date in the case of a foreign currency debt security that is traded on an established securities market and sold by a cash method taxpayer or an electing accrual method taxpayer. Your tax basis in a foreign currency debt security generally will be:

•	the U.S. dollar value of the foreign currency amount you paid to acquire such foreign currency debt security determined on the date of acquisition (or on the settlement date in the case of debt securities traded on an established securities market if you are a cash method taxpayer or you are an electing accrual method taxpayer), plus

•	the amount of any OID and market discount includible in your gross income with respect to the debt security, minus

•	the amount of any payments you received that are not qualified stated interest and any premium previously taken into account.

      Gain or loss realized on the disposition of a foreign currency debt security will be capital gain or loss except to the extent the gain represents market discount not previously included in your gross income, or to the extent gain or loss is attributable to movements in exchange rates. In both cases, such portion of the gain or loss will be ordinary income or loss.

Foreign Currency Transactions

      If you purchase a debt security with foreign currency, you will recognize gain or loss attributable to the difference, if any, between the fair market value of the debt security in U.S. dollars on the date of purchase and your tax basis in the foreign currency. The U.S. dollar value, adjusted for any exchange gain or loss with respect to the income accrued, generally will be your tax basis in the foreign currency you receive as interest on (or OID with respect to) a foreign currency debt security. In addition, you will have a tax basis in any foreign currency you receive on the sale, exchange or retirement of a debt security that is equal to the U.S. dollar value of such foreign currency, determined at the time of such sale, exchange or retirement.

      Any gain or loss you realize on a sale or other disposition of foreign currency (including its exchange for U.S. dollars or its use to purchase a foreign currency debt security) will be ordinary income or loss.

Backup Withholding and Information Reporting

      Unless you are an exempt recipient such as a corporation or financial institution, a backup withholding tax and certain information reporting requirements may apply to payments we make to you of principal of and interest (including OID, if any) or premium (if any) on, and proceeds of the sale or exchange before maturity of, a debt security. Currently, the applicable backup withholding tax rate is 28%. Backup withholding and information reporting will not apply to payments that we make on the debt securities to exempt recipients that establish their status as such, regardless of whether such entities are the beneficial owners of such debt securities or hold such debt securities as a custodian, nominee or agent of the beneficial owner. However, with respect to payments made to a custodian, nominee or agent of the beneficial owner, backup withholding and information reporting may apply to payments made by such custodian, nominee or other agent to you unless you are an exempt recipient and establish your status as such.

      If you are not an exempt recipient (for example, if you are an individual), backup withholding will not be applicable to payments made to you if you (i) have supplied an accurate Taxpayer Identification Number (usually on an IRS Form W-9), (ii) have not been notified by the IRS that you have failed to properly report payments of interest and dividends and (iii) in certain circumstances, have certified under penalties of perjury that you have received no such notification and have supplied an accurate Taxpayer Identification Number. However, information reporting to the IRS will be required in such a case.

      Any amounts withheld from a payment to you by operation of the backup withholding rules will be refunded or allowed as a credit against your United States federal income tax liability, provided that any required information is furnished to the IRS in a timely manner.

Non-United States Holders

      This discussion applies to you if you are a “non-United States Holder.” A “non-United States Holder” is a beneficial owner of a debt security that is not a United States Holder.

Interest and OID

      If you are a non-United States Holder of debt securities, payments of interest (including OID, if any) that we make to you will be subject to United States withholding tax at a rate of 30% of the gross amount, unless you are eligible for one of the exceptions described below.

      Subject to the discussion of backup withholding below, no withholding of United States federal income tax will be required with respect to payments we make to you of interest (including OID, if any) provided that:

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code;

•	you are not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of your trade or business or a controlled foreign corporation that is related to us through stock ownership;

•	such interest is not contingent on our profits, revenues, dividends or changes in the value of our property nor is it otherwise described in Section 871(h)(4) of the Code; and

•	you have provided the required certifications as set forth in Section 871(h) and Section 881(c) of the Code.

      To qualify for the exemption from withholding tax with respect to registered debt securities, the last United States person in the chain of payment prior to a payment to a non-United States Holder (the “Withholding Agent”) must have received in the year in which a payment of principal or interest occurs, or in one of the three preceding years, a statement that:

•	is signed by you under penalties of perjury;

•	certifies that you are the beneficial owner and are not a United States Holder; and

•	provides your name and address.

      This statement may be made on a Form W-8BEN or a substantially similar substitute form and you must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. Under certain circumstances, a Withholding Agent is allowed to rely on a Form W-8IMY or other similar document furnished by a financial institution or other intermediary on your behalf without having to obtain a Form W-8BEN from you. Subject to certain exceptions, a payment to a foreign partnership or to certain foreign trusts is treated as a payment directly to the foreign partners or the trust beneficiaries, as the case may be.

      If you are engaged in a United States trade or business and interest received by you on a debt security is effectively connected with your conduct of such trade or business, you will be exempt from the withholding of United States federal income tax described above, provided you have furnished the Withholding Agent with a Form W-8ECI or substantially similar substitute form stating that interest on the debt security is effectively connected with your conduct of a trade or business in the United States. In such a case, you will be subject to tax on interest you receive on a net income basis in the same manner as if you were a United States Holder. If you are a corporation, effectively connected income may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

      If you are not eligible for relief under one of the exceptions described above, you may nonetheless qualify for an exemption from, or a reduced rate of, United States federal income and withholding tax under a United States income tax treaty. In general, this exemption or reduced rate of tax applies only if you provide a properly completed Form W-8BEN or substantially similar form to the Withholding Agent claiming benefits under an applicable income tax treaty.

Sale, Exchange or Retirement of Debt Securities

      You generally will not be subject to United States federal income tax on any gain realized upon your sale or other disposition of debt securities unless:

•	the gain is effectively connected with your conduct of a trade or business within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment you maintain); or

•	you are an individual, you hold your debt securities as capital assets, you are present in the United States for 183 days or more in the taxable year of disposition and you meet other conditions, and you are not eligible for relief under an applicable income tax treaty.

      Gain that is effectively connected with your conduct of a trade or business within the United States generally will be subject to United States federal income tax, net of certain deductions, at the same rates applicable to United States persons. If you are a corporation, the branch profits tax also may apply to such effectively connected gain. If the gain from the sale or disposition of your shares is effectively connected with your conduct of a trade or business in the United States but under an applicable income tax treaty is not attributable to a permanent establishment you maintain in the United States, your gain may be exempt from United States tax under the treaty. If you are described in the second bullet point above, you generally will be subject to United States tax at a rate of 30% on the gain realized, although the gain may be offset by some United States source capital losses realized during the same taxable year.

Backup Withholding and Information Reporting

      Backup withholding tax (currently at a rate of 28%) and certain information reporting requirements may apply to certain payments we make to you of principal of and interest (including OID, if any) or premium (if any) on, and proceeds of your sale or exchange before maturity of, a debt security. Backup withholding will apply to payments of interest we make to you unless you have provided under penalties of perjury the required certification of your non-United States person status discussed above (and we do not have actual knowledge or reason to know that you are a United States Holder) or you are an exempt recipient, such as a corporation or a financial institution. The amount of interest we pay to you on debt securities will be reported to you and to the IRS annually on IRS Form 1042-S even if you are exempt from backup withholding and the 30% withholding tax described above.

      If you sell or redeem a debt security through a United States broker or the United States office of a foreign broker, the proceeds from such sale or redemption will be subject to information reporting, and backup withholding will be required unless you provide a withholding certificate or other appropriate documentary evidence to the broker and such broker does not have actual knowledge or reason to know that you are a United States Holder, or you are an exempt recipient eligible for an exemption from information reporting. If you sell or redeem a debt security through the foreign office of a broker who is a United States person or a “U.S. controlled person,” the proceeds from such sale or redemption will be subject to information reporting unless you provide to such broker a withholding certificate or other documentary evidence establishing that you are not a United States Holder and such broker does not have actual knowledge or reason to know that such evidence is false, or you are an exempt recipient eligible for an exemption from information reporting.

      For this purpose, a “U.S. controlled person” is:

•	a foreign person 50% or more of whose gross income for certain specified periods is effectively connected with the conduct of a trade or business in the United States;

•	a foreign partnership that at any time during its taxable year is more than 50% owned (by income or capital interest) by United States persons or engaged in the conduct of a United States trade or business; or

•	a controlled foreign corporation for United States federal income tax purposes.

      In circumstances where information reporting by the foreign office of such a broker is required, backup withholding will be required only if the broker has actual knowledge that you are a United States Holder.

Estate Tax

      A debt security held by an individual who at the time of death is a non-United States Holder will not be subject to United States federal estate tax as a result of such individual’s death, provided that such individual does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code and provided that the interest payments with respect to such debt security are not effectively connected with such individual’s conduct of a United States trade or business. The maximum federal estate tax rate is being reduced over an 8-year period that began in 2002. The tax will be eliminated for estates of decedents dying after December 31, 2009, but, in the absence of legislation, the federal estate tax provisions in effect immediately prior to 2002 will be restored for estates of decedents dying after December 31, 2010.

PLAN OF DISTRIBUTION

      We may sell debt securities and debt warrants from time to time:

•	directly to purchasers;

•	through agents;

•	through underwriters or dealers; or

•	through a combination of these methods.

General

      Underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered debt securities and debt warrants may be “underwriters” as defined in the Securities Act of 1933, as amended. Any discounts or commissions they receive from us and any profits they receive on the resale of the offered debt securities and debt warrants may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement. Only underwriters named in the prospectus supplement are deemed to be underwriters in connection with this offering.

Direct Sales

      We may choose to sell the offered debt securities and debt warrants directly. In this case, no agents or underwriters would be involved.

Agents

      We may designate agents to sell the debt securities and debt warrants. The agents will agree to use their best efforts to solicit purchasers for the period of their appointment.

Underwriters

      If underwriters are used in a sale, they will acquire the offered debt securities and debt warrants for their own account. The underwriters may resell the debt securities and debt warrants in one or more transactions, including negotiated transactions. These sales will be made at a fixed public offering price or at varying prices determined at the time of the sale. We may offer the debt securities and debt warrants to the public through an underwriting syndicate or through a single underwriter.

      Unless the applicable prospectus supplement states otherwise, the obligations of the underwriters to purchase the offered debt securities and debt warrants will be subject to certain conditions contained in an underwriting agreement that we and the underwriters will enter into. The underwriters will be obligated to purchase all other debt securities and debt warrants of the series offered if any of the debt securities and debt warrants are purchased, unless the applicable prospectus supplement says otherwise. Any discounts or concessions allowed, re-allowed or paid to dealers may be changed from time to time.

Dealers

      We may sell the offered debt securities and debt warrants to dealers as principals, who may then resell such debt securities and debt warrants to the public either at varying prices determined by such dealers or at a fixed offering price agreed to with us.

Institutional Purchases

      We may authorize agents, underwriters or dealers to solicit certain institutional investors to purchase offered debt securities and debt warrants on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. There may be limitations on the minimum amount that may be purchased by any such institutional investor or on the portion of the aggregate amount of the particular debt securities or debt warrants that may be sold pursuant to such arrangements. The applicable prospectus supplement will provide the details of any such arrangement, including the offering price and commissions payable on the solicitation.

      We will enter into such delayed delivery contracts only with institutional purchasers that we approve. Such institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions, as well as other institutions that we may approve.

      The obligations of any purchasers pursuant to delayed delivery and payment arrangements will not be subject to any conditions except that:

•	such purchase shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject; and

•	if the particular debt securities are being sold to underwriters, we will have sold to such underwriters the total amount of such debt securities and debt warrants less the amount thereof covered by such arrangements.

Underwriters will not have any responsibility in respect of the validity of delayed delivery and payment arrangements, our performance or the performance of institutional investors under these arrangements.

Remarketing Transactions

      We may also sell offered debt securities and debt warrants purchased, redeemed or repaid through one or more remarketing firms acting as principals for their own accounts or as our agents. The applicable prospectus supplement will identify any remarketing firms and describe the terms of our agreement with them and their compensation. Remarketing firms may be deemed to be underwriters of the offered securities under the Securities Act.

Indemnification

      We may have indemnification or contribution agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

Bearer Securities

      Each agent, underwriter, and dealer participating in the distribution of any debt securities that are issuable as bearer securities will agree that it will not offer, sell or deliver, directly or indirectly, bearer securities in the United States or to United States persons, other than qualifying financial institutions, in connection with the original issuance of such debt securities.

Market Making, Stabilization and Other Transactions

      Each series of offered debt securities and debt warrants will be a new issue and will have no established trading market. We may elect to list any series of offered debt securities on an exchange. Any underwriters that we use in the sale of offered debt securities and debt warrants may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure that the debt securities and debt warrants will have a liquid trading market.

      Any underwriter may engage in stabilizing transactions, syndicate covering transactions and penalty bids. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would otherwise be in the absence of such transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

EXPERTS

      The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2003 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

LEGAL OPINIONS

      The validity of the debt securities and debt warrants will be passed upon for us by Hunton & Williams LLP, New York, New York, and for any underwriters, agents or dealers by Simpson Thacher & Bartlett LLP, New York, New York. Simpson Thacher & Bartlett LLP will rely upon Hunton & Williams LLP as to matters of Virginia law. Sutherland Asbill & Brennan LLP, Washington, D.C., is also representing us with respect to United States federal income tax laws. Simpson Thacher & Bartlett LLP has in the past and may in the future represent our affiliates in connection with other matters from time to time.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

      The following are the expenses, other than underwriting discounts and commissions, to be paid by the Registrant in connection with the issuance and distribution of the securities. All amounts shown are estimates, except the registration fee.

Item	Amount

Securities and Exchange Commission registration fee	$506,800
Fees and expenses of trustee and transfer agent	28,000
Blue Sky fees and expenses	3,000
Printing and engraving expenses	127,500
Legal fees and expenses	255,000
Accounting fees and expenses	20,000
Rating agency fees	1,100,000
Miscellaneous	4,000

Total	$2,044,300

Item 15.	Indemnification of Directors and Officers.

      The Virginia Stock Corporation Act (the “VSCA”) permits, and the Registrant’s Articles of Incorporation require, indemnification of the Registrant’s directors, officers and controlling persons in a variety of circumstances, which may include indemnification for liabilities under the Securities Act of 1933, as amended. The Registrant’s Articles of Incorporation require the Registrant to indemnify its directors, officers and controlling persons to the full extent permitted by the VSCA. Sections 13.01-697 and 13.01-702 of the VSCA generally authorize a Virginia corporation to indemnify its directors, officers, employees or agents in civil or criminal actions if they acted in good faith and believed their conduct to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. Section 13.01-704 of the VSCA also provides that a Virginia corporation has the power to make any further indemnity to any director, officer, employee or agent, including under its articles of incorporation or any bylaw or shareholder resolution, except an indemnity against their willful misconduct or a knowing violation of the criminal law.

      The Registrant’s Articles of Incorporation also provide that, to the full extent that the VSCA permits the limitation or elimination of the liability of directors, officers and certain controlling persons, no director, officer or such controlling person of the Registrant shall be liable to the Registrant or its shareholders for monetary damages arising out of any transaction, occurrence or course of conduct. Section 13.1-692.1 of the VSCA presently permits the elimination of liability of directors and officers in any proceeding brought by or in the right of a corporation or brought by or on behalf of shareholders of a corporation, except for liability resulting from such persons having engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law, including, without limitation, any unlawful insider trading or manipulation of the market for any security. Sections 13.1-692.1 and 13.1-696 to -704 of the VSCA are hereby incorporated by reference herein.

      In the underwriting agreement, a form of which is filed as Exhibit 1 hereto, the underwriters will agree to indemnify, under certain conditions, the Registrant, the directors and certain persons who control the Registrant within the meaning of the Securities Act, against certain liabilities.

      The Registrant will carry insurance on behalf of directors, officers, employees or agents that may cover liabilities under the Securities Act.

Item 16.	Exhibits.

EXHIBIT INDEX

Exhibit
No.	Description

1	Form of Underwriting Agreement, including Form of Terms Agreement(1)
4.1	Indenture dated as of October 17, 2001 between the Company and The Chase Manhattan Bank (now known as JPMorgan Chase Bank)(1)
4.2	Form of Debt Securities(1)
4.3	Form of Debt Warrant Agreement, including Form of Debt Warrant Certificate(1)
5	Opinion of Hunton & Williams LLP with respect to legality
12	Statement regarding computation of ratio of earnings to fixed charges(2)
23.1	Consent of Independent Accountants
23.2	Consent of Sutherland Asbill & Brennan LLP
23.3	Consent of Hunton & Williams LLP (set forth in Exhibit 5)
24	Powers of attorney (included on the signature page of the Registration Statement)
25	Statement of Eligibility of Trustee on Form T-1

(1)	Incorporated by reference to the same exhibit to the Registrant’s Registration Statement on Form S-3, Registration Statement No. 333-86478.

(2)	Incorporated by reference to Exhibit 12 of the Registrant’s Current Report on Form 8-K filed on January 28, 2004.

Item 17.	Undertakings.

      (a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Northfield, State of Illinois, on the 15th day of March, 2004.

KRAFT FOODS INC.

By:	/s/ JAMES P. DOLLIVE

	Name:	James P. Dollive
	Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

      Each person whose signature appears below hereby constitutes and appoints Roger K. Deromedi and James P. Dollive, or either of them, his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to cause the same to be filed, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to said attorney-in-fact and agent, or any of them, full power and authority to do and perform each and every act and thing whatsoever requisite or desirable to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all acts and things that said attorney-in-fact and agent, or any of them, or his or her or their substitute, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ROGER K. DEROMEDI Roger K. Deromedi	Chief Executive Officer and Director (principal executive officer)	March 15, 2004

/s/ JAMES P. DOLLIVE James P. Dollive	Executive Vice President and Chief Financial Officer (principal financial officer)	March 15, 2004

/s/ JOHN F. MOWRER, III John F. Mowrer, III	Senior Vice President and Controller (principal accounting officer)	March 15, 2004

/s/ LOUIS C. CAMILLERI Louis C. Camilleri	Director	March 15, 2004

/s/ DINYAR S. DEVITRE Dinyar S. Devitre	Director	March 15, 2004

/s/ W. JAMES FARRELL W. James Farrell	Director	March 15, 2004

/s/ BETSY D. HOLDEN Betsy D. Holden	Director	March 15, 2004

/s/ JOHN C. POPE John C. Pope	Director	March 15, 2004

/s/ MARY L. SCHAPIRO Mary L. Schapiro	Director	March 15, 2004

/s/ CHARLES R. WALL Charles R. Wall	Director	March 15, 2004

/s/ DEBORAH C. WRIGHT Deborah C. Wright	Director	March 15, 2004

EXHIBIT INDEX

Exhibit
No.	Description

1	Form of Underwriting Agreement, including Form of Terms Agreement(1)
4.1	Indenture dated as of October 17, 2001 between the Company and The Chase Manhattan Bank (now known as JPMorgan Chase Bank)(1)
4.2	Form of Debt Securities(1)
4.3	Form of Debt Warrant Agreement, including Form of Debt Warrant Certificate(1)
5	Opinion of Hunton & Williams LLP with respect to legality
12	Statement regarding computation of ratio of earnings to fixed charges(2)
23.1	Consent of Independent Accountants
23.2	Consent of Sutherland Asbill & Brennan LLP
23.3	Consent of Hunton & Williams LLP (set forth in Exhibit 5)
24	Powers of attorney (included on the signature page of the Registration Statement)
25	Statement of Eligibility of Trustee on Form T-1

(1)	Incorporated by reference to the same exhibit to the Registrant’s Registration Statement on Form S-3, Registration Statement No. 333-86478.

(2)	Incorporated by reference to Exhibit 12 of the Registrant’s Current Report on Form 8-K filed on January 28, 2004.